Exhibit 23M

                              PLAN OF DISTRIBUTION
                             PURSUANT TO RULE 12B-1
                                       FOR
                              NO-LOAD CLASS SHARES
                                 DATED 12/01/00

WHEREAS, Avalon Funds, Inc. (formerly Hughes Funds, Inc.), a Maryland corporation (the "Company"),engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the"1940 Act"); and

WHEREAS, the Company is authorized to issue an unlimited number of shares of beneficial interest (the "Shares"), in separate series representing the interests in separate funds of securities and other assets (the "Portfolios"); and

WHEREAS, the Company has further divided each series of the Company into various Classes of Shares, each representing an undivided proportionate interest in the assets of each Portfolio and differing in sales charges and ongoing fees and expenses; and

WHEREAS, the Company currently offers the following Portfolios (each a "Fund" and together the "Funds"), each of which is subject to this Plan:

     The Education Fund

; and

WHEREAS, each Fund offers No-Load Class Shares, which Class is sold to the public without front-end sales charges or contingent deferred sales charges; and

WHEREAS, the Directors of the Company as a whole, and the Directors who are not interested persons of the Company, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan of Distribution Pursuant to Rule 12b-1 (the "Plan") or in any agreement relating hereto (the "Non-Interested Directors"), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that the Plan will benefit the Company and the shareholders of No-Load Class Shares of the each Fund listed above have approved the Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto; and

NOW, THEREFORE, the Company hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act, for each Fund listed above, on the following terms and conditions:

1. Distribution and Servicing Activities. Subject to the supervision of the Directors of the Company, the Company may, directly or indirectly, engage in any activities primarily intended to result in the sale of No-Load Class Shares of each Fund, which activities may include, but are not limited to, the following:

     (a) payments to the Company's investment adviser and to securities dealers and others in respect of the sale of No-Load Class Shares of the Fund(s);
     (b) payment of compensation to and expenses of personnel (including personnel of organizations with which the Company has entered into agreements related to this Plan) who engage in or support distribution of No-Load Class Shares of the Fund(s) or who render shareholder support services not otherwise provided by the Company's transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Company, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder liaison services, responding to shareholder inquiries, providing information on shareholder investments in each series of the Company, and providing such other shareholder services as the Company may reasonably request;
     (c) formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising;
     (d)  preparation, printing and distribution of sales literature;
     (e) preparation, printing and distribution of prospectuses and statements of additional information and reports of the Company for recipients other than existing shareholders of the Company; and
     (f) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Company may, from time to time, deem advisable.

     The Company is authorized to engage in the activities listed above, and in any other activities primarily intended to result in the sale of No-Load Class Shares of the Fund(s), either directly or through other persons with which the Company has entered into agreements related to this Plan.

2. Maximum Expenditures. During the period in which this Plan is effective, the Company shall pay to each Fund's investment adviser, a monthly fee for distribution and/or shareholder servicing activities in an amount calculated at the rate of 0.25% per annum of the average daily net asset value of the No-Load Class Shares of each Fund.

Notwithstanding the foregoing, the expenditures to be made by the Company pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Directors of the Company, and in no event may such expenditures paid by the Company as distribution fees exceed an amount calculated at the rate of 0.25% of the average annual net assets of the No-Load Class Shares of each Fund. At the request of a Fund's investment adviser, such payments for distribution and/or shareholder servicing activities may be made directly by the Company to other persons with which the Company has entered into agreements related to this Plan.

3. Term and Termination. (a) This Plan shall become effective as of the 1st day of December, 2000. Unless terminated as herein provided, this Plan shall continue in effect for one year from the date hereof and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both

     (i)  the Directors of the Company and
     (ii) the Non-Interested Directors, cast in person at a meeting called for the purpose of voting on such approval.

(b) This Plan may be terminated at any time with respect to any Fund by a vote of a majority of the Non-Interested Directors of the Company or by a vote of a "majority of the outstanding voting securities" of the No-Load Class Shares of the affected Fund, as such term is defined in the 1940 Act.

4. Amendments. This Plan may not be amended to increase materially the maximum expenditures permitted by Section 2 hereof unless such amendment is approved by a vote of the "majority of the outstanding voting securities" of the No-Load Class Shares of the affected Fund, as such term is defined in the 1940 Act, with respect to which a material increase in the amount of expenditures is proposed, and no material amendment to this Plan shall be made unless approved in the manner provided for annual renewal of this Plan in Section 3(a) hereof.

5. Selection and Nomination of Directors. While this Plan is in effect, the selection and nomination of Non-Interested Directors of the Company to fill vacancies within the Board of Directors shall be committed to the discretion of the existing Non-Interested Directors.

6. Quarterly Reports. The Treasurer of the Company shall provide to the Directors of the Company, and the Directors shall review quarterly, a written report of the amounts expended pursuant to this Plan and any related agreements and the purposes for which such expenditures were made.

7. Record keeping. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan. Any such related agreements or such reports for the first two years will be maintained in an easily accessible place.

8. Limitation of Liability. Any obligations of the Company hereunder shall not be binding upon any of the Directors, officers or shareholders of the Company personally, but shall bind only the assets and property of the Company. The term "Company" means and refers to the Directors from time to time serving under the Amended and Restated Articles of Incorporation of the Company, a copy of which is on file with the Secretary of the State of Maryland. The execution of this Plan has been authorized by the Directors, and this Plan has been signed on behalf of the Company by an authorized officer of the Company, acting as such and not individually, and neither such authorization by such Directors nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Company as provided in the Amended and Restated Articles of Incorporation of the Company.

IN WITNESS THEREOF, the Directors of the Company, including a majority of the Non-Interested Directors, have adopted this Plan at a meeting held on December 1, 2000, and have further directed that the Plan be made effective as of the date first written above.

AVALON FUNDS, INC. (formerly Hughes Funds, Inc.)


-------------------------------------
Julia P. Harvold, Esq.
Secretary

                           CONSENT OF SOLE SHAREHOLDER


I, Andrea Currier, being the sole shareholder of the No-Load Class Shares of The Education Fund, a series of Avalon Funds, Inc. (the "Company"), do hereby ratify and approve the Plan of Distribution Pursuant to Rule 12b-1 for the No-Load Class shares of the Fund adopted by the Board of Directors of the Company on December 1, 2000.


Signed on this ______ day of December, 2000.



-----------------------------------
Andrea Currier

Attest:


-----------------------------------
By: Julia P. Harvold, Esq.
Secretary of Avalon Funds, Inc.

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